Home61

Discover why FF Angel, Founders Fund's early stage investment vehicle, invested $1MM in Home61.



Invest $5.65 minimum investment

Invest

The Problem

Purchasing a home is the largest transaction most people will make in a lifetime, yet it is a frustrating, inefficient, and time consuming process, with no transparency and poor service. For the agent, it is a huge challenge to find leads, and they are forced to waste precious time on paperwork: printing, scanning, faxing, etc. Then there is all the legwork they need to do to research properties. For the seller, it is an expensive proposition, as they must pay a commission based on the home's value to the broker, while receiving little to no information during the process.

The Solution

Home61 is a technology enabled real estate brokerage solution that transforms the process of buying and selling a home. We reinvent the home buying experience; buyers, sellers and agents have access to real-time data to make the most informed decisions, and our client facing technology makes the process faster, easier, and more efficient for everyone.


$425,000
OVERVIEW
DATA
SIMILAR

Home61 Benefits

The beauty of the Home61 process is that it benefits all the parties involved: buyers, agents, and sellers. Everyone wins!

Benefits to the Buyer

Home61 provides all the tools and information necessary to help the buyer find a home that best matches their needs; with our interactive data, clients can research and analyze all relevant factors pertaining to the property, including:

- comparisons for a city block or an entire neighborhood;
- price per square foot;
- negotiability, or how low they can go on an offer;
- other units that have sold in the building;
- when built;
- how many days on the market;
- which months most properties sold;
- how many units available; and
- the cap rate for investors.

With thousands of luxury home and condo landing pages, our clients can also perform filtered searches based on multiple factors, including location, amenities, and financial options.


1750 N Bayshore Dr, Apt 2212
Opera Tower
444
Condos
5
Houses
113
Dom
90
Dom
$340.9
Average $/sqft
$255.1
Average $/sqft
EDGEWATER: DOM
Our Agents
Team
How It Works
Our Listings
Investors
Testimonials
Partners

It's not just all tech, though. Customer experience is very important to us, and the Home61 experience is characterized by a high level of service. In less than a minute after creating an account, the buyer is contacted by one of our bilingual consultants, who speak English, Spanish, Portuguese and/or French, while our proprietary algorithm matches the client with the perfect real estate agent for them, based on social, financial, and other key factors. We also provide 24 hour phone support, so customers don't need to wait to have their questions answered.

Our process is especially well suited for millennials who grew up in a high-tech environment. With millennials approaching the average home-buying age, Home61 is ideally positioned to serve their needs and become their solution of choice.

"I've been very pleased with Home61 and would recommend it to others looking to buy or rent. The platform is great because it allows you to rate and write notes on the apartment (which gets messy via email). The realtor was super helpful, always responsive, and helped us navigate everything easily. I'm really happy we worked with Home61. I'd highly recommend it!" - Rebecca D.

Benefits to the Agent

We provide powerful technology, tools, and training to our agents, and we spend millions on multi-platform marketing to support their sales efforts. Other key benefits include increased efficiency, quality leads, and higher incomes.

Increased Efficiency
With our technology, paperwork is now removed from the equation. Agents can make an offer on a home in only three clicks. What used to take hours to complete is now instantaneous. Our technology liberates the real estate agent to focus on what they do best: the the personal connection with the client.


Buy a house
with just 3
clicks!

Quality Leads
Ask any real estate agent and they will tell you that finding leads is the most challenging part of their job. Most agents struggle to survive on referrals from family and friends and few can generate enough transactions to make selling real estate a full time job. On average, Home61 provides 12 quality leads per month to their agents: real, qualified clients transferred to the agent over the phone, with all the information they need, such as the client's budget, preferred location, and desired property type. Additionally, an email is automatically sent to the client with the agent's name, picture, and recommended properties, with links. As a result, our agents close a significantly higher number of properties; the average real estate agent does 1.6 closings per year, while ours do 17 in the first year and 40 in the second year.


Average Real Estate Agent:
1.6 closings per year
Our Real Estate Agents:
17 closings first year
Our Real Estate Agents:
40 closings second year

Higher Incomes
Quality leads drive higher incomes. According to the National Association of Realtors, the average real estate agent makes less than $9,000 annually in their first two years, while the average Home61 agent makes $40,000 in the first year.


Average Real Estate Agent makes less than $9,000 in their first year
$9,000
Average Home61 Agent makes $40,000 in their first year
$40,000

"They helped me fast track my career, because they put me with over 200 clients in the first 18 months that I started. For the first 18 months, I did sixty transactions and around $65,000 in commission, and for 2017, since I had a very good six months, I'm projecting over $100,000 in commission." - Carlos Gauch

Benefits to the Seller

While the seller would normally have to pay 3% of the sales price as commission, with Home61 they receive the million dollar treatment for a flat fee of $6,000. On a $500,000 home, that would be a savings of $9,000. In addition, they receive a dedicated presentation on their property, with flyers and online ads, and, with the Seller Dashboard, property owners can monitor online visits and total impressions of their listing in real time, as well as track actual, physical home viewings. Home61 also provides a market analysis, comparing their property to the surrounding neighborhood. The seller receives alerts when other properties in their area sell or come on the market, and the calendar feature allows them to easily view and confirm appointments. Signed contracts are stored in the document center.

"Both Priscilla and Olivier are amazing! It is a very emotional sale for me and with all of my questions and uncertainty they really helped me so much with extreme patience. I still can not believe they found me a cash buyer in less than 2 weeks.

I also love how they have so many resources under one roof. In all of my purchases in sales in the past (over 7) I really appreciate all that they offer and provide. Top notch service all of them! Home61 is exactly what Miami needs!" - Katie D

Backed by Major Investors

Since inception, Home61 has raised $5MM from multiple major investors, including the following:

kima ventures

FJ LABS

TA VENTURES

German | Ventures

FF Angel

Founders Fund's early stage investment vehicle

The Market

The American real estate market is the largest in the world, with $2 trillion/year in transactions and over $60 billion in commissions. Miami alone represents $25 billion in transactions and $1.2 billion in commissions. The market is highly fragmented, with 70% comprised of small brokers. Large franchises, such as Century 21 and Re/Max, represent 25%. Online competitors include Redfin, which pays their agents salaries instead of commissions, Compass, which is focussed on high end properties, Triplemint, a tech brokerage in NYC, and Opendoor, which focuses on distressed owners.


Highly Fragmented Market
Small Brokers
70%
Large Franchises
25%
Online Brokers
5%

Success so Far

Home61 successfully raised $4MM this year and has sold $112MM in properties since inception. The company essentially doubled its gross value of homes sold last year, from $24MM to $44MM, and we expect this number to grow to over $1 billion by 2021. With 54 agents, we have become one of the top 50 brokerages in Miami in a relatively short time and we plan to have 100 agents by the end of the second quarter, which should help accelerate growth. In addition, our user acquisition cost continues to fall.

Press Highlights

- The Real Deal: Home61 aims to disrupt real estate industry
- Miami Herald: Home61: A real estate startup powered by tech
- The Business Journals: Startup blends real estate, tech to boost deal flow
- Inman: From underdog upstart to high-tech brokerage: Home61's entrepreneurial rise
- Miami Herald: Miami real estate upstart, powered by tech, will take its service national

Business Model

Home61 receives a $6,000 flat fee from the seller, 3% of the home's value when we represent the buyer, and a 5% commission on rentals. Fifty percent of the fee goes to the agent, which represents our cost of goods sold. Home purchase/sales contribute 80% of revenues, while the rest comes from rentals.

Team

Home61 offers a team of experienced founders with multiple exits; the company combines top talent in tech and real estate, with graduates from top MBA programs from Europe and the US.



Olivier Grinda CEO

An experienced entrepreneur, Olivier has co-founded multiple start-ups, including Brandsclub, the first Brazilian internet company created after the dotcom bubble to raise over $15 million from foreign investors. The company grew to become one of the top 25 e-commerce sites in Brazil and was successfully sold to Naspers in 2012.



Olivier Brion COO

Prior to Home61, Olivier was COO at Roomorama, a vacation rental and short-term housing marketplace. He was also Co-Founder of Previsite, which provides a completely automated social media solution to Real Estate Brokers, with operations in over 27 countries. Olivier holds an Executive MBA from the prestigious HEC school in Paris and is a licensed Real Estate Agent in Florida.



Cyrille Carbonnier CTO

Cyrille has significant experience with real estate platform technology. In addition to previous CTO roles at Previsite and ListGlobally, he also founded EON.AI, which provides machine learning solutions and web development for real estate companies.



Brian Paran Head of Sales

Prior to Home61, Brian was Co-Founder of Collins International Properties, specializing in luxury real estate and property investment. Brian also worked at Thesaurus Management as a senior portfolio manager, overseeing equities and fixed income accounts and managing client relationships. Brian is a licensed Real Estate Agent in Florida.

Become a Part of Home61

It's time to expand to new cities! With your help, we plan to use the proceeds of this offering to enter other promising markets, such as Chicago, Phoenix, and Dallas.

10 Cities Represent a $13.8B Opportunity

City	# Sales Transactions *	Median Sale Price*	Market Size	Home61 Opportunity**
Miami	*125,897*	*$ 225,750*	*$28.4 Bn*	*$1.7 Bn*
Los Angeles	83,271	$ 538,500	$44.8 Bn	$2.7 Bn
Washington	90,707	$ 358,150	$32.5 Bn	$2.0 Bn
Chicago	132,058	$ 211,750	$28.0 Bn	$1.7 Bn
Phoenix	90,417	$ 214,300	$19.4 Bn	$1.2 Bn
Denver	59,045	$ 303,550	$17.9 Bn	$1.1 Bn
Dallas	86,623	$ 206,050	$17.8 Bn	$1.1 Bn
Atlanta	85,021	$ 192,735	$16.4 Bn	$1.0 Bn
Philadelphia	72,574	$ 214,508	$15.6 Bn	$0.9 Bn
Houston	37,122	$ 240,152	$8.9 Bn	$0.5 Bn
	862,735	**2,705,445**	**$229.7 Bn**	**$13.8 Bn**

*Data Based on Zillow Research (MLS)
** 6.0% commission rate

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Home61, Inc.. Up to $1,069,997.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by April 16, 2018 at 4:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. Home61 may issue additional securities to raise up to $1,999,998, the offering's *maximum*.

$13,939 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,008,872 shares × $5.65 per share
= $17,000,127 implied valuation

Pitch Deck


HOME61
Real Estate marketplace
Better, Simpler, Smarter Real Estate
I do want a real estate agent to help me through this complex process and to make sure I don't get ripped off. But just like the rest of the products and services I use, I expect transparency and flexibility.
Open letter from millennials to the real estate industry


COMPANY OVERVIEW
2016
$44M
In sales
Profitable
Unit economics
$1.2M
In revenues
x2
YOY Growth
$568K
In gross margin
10%
Contribution margin
416
Transactions
30
Agents
Industry
Residential Real Estate Industry
Sales
$2 M
$24 M
$44 M
2014
2015
2016
| 02


EXPECTED GROWTH
5 Year forecast
$1 Bn in Sales
2 New Cities
Sales
$2 M
$24 M
$44 M
$77 M
$195 M
$399 M
$698 M
$1208 M
2014
2015
2016
2017
2018
2019
2020
2021
| 03


HOME61 IS FUNDAMENTALLY DIFFERENT
A proven business model that generates profitable unit economics
We built a marketplace where clients and agents interact rapidly and efficiently
A great experience for clients and a sustainable business for agent
Find Your Miami Home With Us
15,432
| 04


A HUGE OPPORTUNITY
USA Residential Real Estate
$60Bn
In revenues
Franchises
25%
"Mom and pop Shops"
Local Brokers
75%


PROBLEM : BUYING | SELLING A HOME IS A HASSLE

COMPLEX TRANSACTION

Property search, offers, contracts, contingencies, Inspections, title search, liens, FHA, conventional and jumbo mortgages, HOA's,...

NO TRUST IN AGENT

No quality standards
No online reputation
Lack of transparency
Unprofessional

OUTDATED TECH

No investment in technologies
Local websites are old and out of touch
No back office processes

SOLUTION: A TECH POWERED BROKERAGE

A TRUSTED SOURCE

Service standardization - Uberization
All-in-one source with simplify processes
In-house transaction coordinator, real estate lawyer,...

FULL TRUST IN AGENT

Mandatory On-boarding
On-going training
Online profile, reviews and past transactions

NEW TECHNOLOGY

Full transparency on offers
100% available listings
Property data analytics
Ubiquitous features

HOME61 ECOSYSTEM GENERATES VALUE FOR EVERYONE

A Better, simpler and smarter experience for buyer and sellers

More Revenues, more professionalism for agents


BUYING AGENT
SELLERS
HOME61
BUYERS
SELLING AGENT

HOME61 EXPERIENCE

SELECT YOUR PROPERTY	MEET YOUR AGENT IN MINUTES.	CONTROL ALL IN ONE PLACE	MOVE IN YOUR HOME


Our algorithm matches you instantly with our agent best suited for your need.
Eva Cavero

SIMPLE	FULL TRANSPARENCY	CONVENIENCE	GREAT EXPERIENCE
100% of properties available within a click using data analytics target the right home	Access past transactions, rating and reviews instantly	Schedule, rate, make offers, track deals all in one place. No apps needed	All your needs solved. A better, simpler and smarter Real Estate

OUR CLIENTS LOVE US




Reviewed by over 1,200 clients.

ACHIEVING SOLID AGENTS RETENTION

Agents retention by cohort

FROM ALL AGENTS RECRUITED IN 2015, 88% OF THEM ARE STILL WITH US

	0	1	2	3	4	5	6	7	8	9	10	11	12
From 2015	100%	100%	100%	94%	94%	94%	94%	88%	88%	88%	88%	88%	88%
Feb-16	100%	100%	100%	100%	100%	100%	67%	67%	67%	33%	33%	33%	
Mar-16	100%	100%	100%	100%	100%	100%	100%	100%	100%	50%	50%		
Apr-16	100%	100%	100%	63%	50%	50%	50%	50%	50%	50%			
May-16	100%	100%	100%	67%	33%	33%	33%	33%	33%				
Jun-16	100%	100%	100%	100%	100%	100%	100%	100%					
Jul-16	100%	100%	100%	0%	0%	0%	0%						
Aug-16	100%	100%	100%	100%	100%	100%							
Sep-16	100%	100%	100%	100%	100%								
Oct-16	100%	100%	100%	100%									
Nov-16	0%	0%	0%										
Dec-16	100%	100%											

WITH REVENUE GROWTH FOR AGENTS

Average agents revenues by cohort


Revenues
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16

HOME61 IS A ROBUST SOURCE OF INCOME FOR AGENT

With less than 3 transactions per year on average, being an agent with a regular broker is not sustainable.

WHY AGENTS LOVE HOME61?

- We generate 95% of their business and we create their referral network
- We train them to become professionals
- We launch their career.

RESULTS

- They close 7x more deal than their peers
- They earn 3x more the first year
- Over 80% retention after 12 months

15.80
Transactions on Year 1

X 7
Market average

$40.3K
First year Revenues

HOME61 TAKE RATES

	SALES TRANSACTION	RENTAL TRANSACTION
Commission Buyer side	3%	½ Month Rent
Commission Owner side	3%	½ Month Rent
Commission Both side	6%	1 Month

WITH STRONG UNIT ECONOMICS

Since Inception

	$	%	Comments
AOV	**106,687**		GMV per transaction
Revenue Per Transaction	**3,033.4**	**2.8%**	Take rate : Net revenue
Commission Paid	(1,604.0)	52.9%	Commission Paid to Agents
Marketing Acquistion	(956.6)	31.5%	Online marketing Spending for leads
Cost Per Transaction	**(2,560.5)**	**84.4%**	
Contribution	**472.9**	**15.6%**	

IT'S TIME TO EXPAND TO NEW CITIES

5.49 Million Transactions

$232,000 Median Sales Price

3.6 Months Inventory

2016 National Association of realtor

10 Cities represents a $13.8 Bn opportunity

City	# Sales Transactions *	Median Sale Price*	Market Size	Home61 Opportunity**
Miami	125,897	$ 225,750	$28.4 Bn	$1.7 Bn
Los Angeles	83,271	$ 538,500	$44.8 Bn	$2.7 Bn
Washington	90,707	$ 358,150	$32.5 Bn	$2.0 Bn
Chicago	132,058	$ 211,750	$28.0 Bn	$1.7 Bn
Phoenix	90,417	$ 214,300	$19.4 Bn	$1.2 Bn
Denver	59,045	$ 303,550	$17.9 Bn	$1.1 Bn
Dallas	86,623	$ 206,050	$17.8 Bn	$1.1 Bn
Atlanta	85,021	$ 192,735	$16.4 Bn	$1.0 Bn
Philadelphia	72,574	$ 214,508	$15.6 Bn	$0.9 Bn
Houston	37,122	$ 240,152	$8.9 Bn	$0.5 Bn
	862,735	2,705,445	$229.7 Bn	$13.8 Bn

FIVE YEAR FORECAST

P&L ($)

HOME61 ($)	2014	2015	2016	2017 (Forecast)	2018	2019	2020	2021
Sales Volume (GMV)	$2 M	$24 M	$44 M	$77 M	$195M	$399M	$698M	$1,208M
Income	$0.06M	$0.75M	$1.17M	$2.43M	$6.27M	$12.46M	$21.41M	$36.34M
GOGS	$0.04 M	$0.42 M	$0.60 M	$1.29 M	$3.45 M	$6.98 M	$12.02 M	$20.45 M
GROSS PROFIT	$0.02M	$0.33M	$0.57M	$1.14M	$2.82M	$5.48M	$9.39M	$15.89M
% of income	36.5%	44.5%	48.6%	47.0%	45.0%	44.0%	43.9%	43.7%
Marketing	$0.01 M	$0.16 M	$0.45 M	$0.64 M	$1.16 M	$1.58 M	$2.21 M	$2.91 M
Human Resources	$0.06 M	$0.35 M	$0.50 M	$1.04 M	$2.23 M	$2.43 M	$2.59 M	$2.76 M
Professional Fees	$0.05 M	$0.22 M	$0.31 M	$0.38 M	$0.57 M	$0.88 M	$1.23 M	$1.79 M
G&A	$0.01 M	$0.13 M	$0.17 M	$0.17 M	$0.38 M	$0.52 M	$0.71 M	$0.93 M
EBITDA	($0.11) M	($0.52) M	($0.87) M	($1.09) M	($1.52) M	$0.63M	$2.65M	$7.49M
% of income	-165.6%	-69.7%	-74.2%	-45.0%	-24.3%	0.5%	12.4%	20.6%
% of Gross Profit	-454.1%	-156.5%	-152.9%	-95.7%	-54.1%	1.2%	28.2%	47.1%

Assumptions: 2 new cities

HOME61 LED BY A PROVEN TEAM



Olivier GRINDA	Olivier BRION	Cyril CARBONNIER	Brian PARAN	Peter ABRAMS
CEO	COO	CTO	Head of Sales	Head of Talent
PRODUCT | MARKETING	OPERATIONS	TECH GURU	REAL ESTATE	AGENT RECRUITMENT

Experiences founders with multiple exits. Home61 combines top talent in tech and real estate with graduates from top MBA programs from Europe and the USA.

BACKED BY GREAT INVESTORS, ANGELS AND FOUNDERS FROM AMAZING COMPANIES


500 startups
Dave Mclure
KIMA
Xavier Niel
FJ LABS
Fabrice Grinda

FOUNDERS THAT ARE BACKING US

ADORE ME · beepi · peopleperhour · UBER · webpay · LOOT · OFFICENET · slated · CARSON STREET CLOTHIERS · LOFTY · hm harrenmedia · printi · delcampe · tape · bankFacil

THE DEAL

Fund Raise Amount

$3.0 M
USD

Already Committed

$1.8 M
USD

Use of the proceeds

Expand to 2 new cities
Marketing & Operations
Get to $1bn within 5 years

Fundraising Contacts

Olivier Grinda
og@home61.com

APPENDIX

HOME61 IN THE PRESS


The Miami Herald
2
S
TNW
THE REAL DEAL

HOME61 SOCIAL MEDIA & REVIEWS


KEEP CALM AND TRUST YOUR REALTOR
WHEN YOUR CLIENT'S OFFER
GETS ACCEPTED
Home61

HOME61 BLOG


10 Must Have Tools for New Homeowners or Apartment Renters
Things To Know Before Getting a Dog in a Apartment
DOGS IN APARTMENTS
How To Furnish a Studio Apartment
How To Furnish A Studio Apartment
10 MUST HAVE

HOME61 WEBSITE

100% of listings available	Full listing information
Multiple search Criteria	Listings data analytics
Direct contact feature	Comparable
Property visits scheduling	Fully responsive




1,160,000
97

HOME61 BACK OFFICE FULLY INTEGRATED APP

Dashboard | tasks	Reviews
Lead management	Recommendations
Property visit scheduling	Listing search, data analytics
Contract editing | e-signing	Social media reach


Dashboard

INDUSTRY STANDARDS PREVENTED TRADITIONAL BROKERS FROM CHANGING

TECHNOLOGIES
Simple Web site with basic search functions using IDX feed. No Back Office, no lead generation.

AGENTS CONTROL THE BUSINESS
100% of the Broker business is generated by its Agents. Agents control their marketing and communication to generate new clients hence keeping 90% of the revenue.

SCALABILITY
All processes are handled directly by the agent as a one-man operation.

NO MARKETING FOR AGENTS
Brokers don't invest on their agent as they take rate on their business is less than 20%.


FOR
SAL

HOME61 HAS STRONG COMPETITIVE ADVANTAGES

TECHNOLOGIES
Using latest technologies for a better user experience and efficient local marketing.

STANDARDIZED SERVICE QUALITY
Mandatory on-boarding (3 weeks) and On-going training that are controlled on a regular basis with testing and client reviews : Sales, tech, real estate practices, Behavior and culture,...

SCALABILITY
All redundant processes are automatized and simplified for easier use and faster deployment.

EFFICIENT MARKETING FOR AGENTS
All Online marketing and communication is homogenized by a team of expert.


HOME61
HOME61

HOME61 BARRIERS TO ENTRY

TECHNICAL
- Front-end & Back-end coding in multiple programming languages
- Data mining | Data integration using API's | A.I. and Machine leaning
- Responsive coding

MARKETING
- Multi-channel online marketing: SEM, SEO, Retargeting, Social Media, Ad-Display,...
- Data Marketing Analysis for predictive marketing and ultra-local reach.
- Offline: PR, Flyers, Events, Mailers, TV Ad.
- Tracking and optimizing performance based on ROI.

OPERATION PROCESSES
- Lead Flow Management Systems
- In depth Sales Management and Real Estate best practices
- Legal documentation, execution and escalations using automatization.

TIME & CAPITAL RESOURCES
- Long Term Vision and Goals
- Investing for the future


HOME61
How was your agent today?
Your feedback is important to us please rate him:

COMPETITIVE REAL ESTATE TECH BROKERS LANDSCAPE

	HOME61	REDFIN	COMPASS	OPENDOOR	LOCAL BROKERS
Years of Operation	2	11	4	3	N/A
Compete on Client		YES	NO	NO	YES
Compete on Agent recruiting		YES	NO	NO	YES
Business Model (Market)	Transactional	Transactional Lead generation	Transactional	Asset Management FLIP	Transactional
Value Proposition (Agent)	Boost Agent Business (lead Gen.)	Agent on Salary (Security)	Bring Tech to High End Agent	-	Nice office
Value Proposition (Client)	Better and Smarter Real Estate Experience	Discount fees	High End Agents	We buy your home in 30 days at market value	None
Expansion Strategy	Ultra local with Physical presence	Nationwide No Local Presence	Ultra local with Physical presence	Nationwide No Local Presence	One neighborhood
Latest Round	$3 MM @ $8 MM	$166 MM @ $500 MM	$70 MM @ $1 Bn	$210 MM @ $1 Bn	N/A
Monthly Burn	< 100K	> 2MM	> 10 MM	> 15 MM	<5.0 K EBITDA

GROWTH ECONOMICS

Since Inception

$1.00
Marketing
=
$3.71
Revenue

SOURCE OF REVENUES


Paid Marketing Channels 30%
Referrals 60%
Organic 10%

UNIT ECONOMICS : SALES vs RENTALS

2016

($)	SALES	RENTALS	*Comments*
AOV	**417,495**	**24,511**	GMV per transaction
Revenue Per Transaction	**9,183.0**	**1,120.9**	Take rate : Net revenue
Commission Paid	**(4,453.5)**	**(533.1)**	Commission Paid to Agents
Marketing Acquistion	**(1,860.0)**	**(631.4)**	Online marketing Spending for leads
Cost Per Transaction	**(6,313.5)**	**(1,164.6)**	
Contribution	**2,869.5**	**(43.7)**	

FINANCIALS

P&L summary ($) | Since inception

349.3K
Unique Visitors

5.3%
Conversion

18.6K
Sign-ups

17.5%
Conversion

3.2K
Qualified Leads

20.0%
Conversion

654
Deal Closed

HOME61 ($)	2014	2015	2016
Sales Volume (GMV)	**2 M**	**24 M**	**44 M**
Income	**64,243**	**750,057**	**1,169,524**
GOGS	40,822	416,081	601,504
GROSS PROFIT	**23,421**	**333,976**	**568,020**
% of income	*36.5%*	*44.5%*	*48.6%*
Marketing	10,498	163,814	451,275
Human Resources	57,182	350,723	501,602
Professional Fees	49,351	216,410	312,033
G&A	12,753	125,779	171,401
EBITDA	**(106,363)**	**(522,750)**	**(868,292)**

AVERAGE TRANSACTION VALUE : SALES

2016 data

$479,833
HOME61

$385,427
MIAMI GREATER AREA


$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16

AVERAGE TRANSACTION VALUE : RENTALS

2016 data

$2,009 /Months
HOME61

$2,100/Months
MIAMI GREATER AREA


$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16


WITH A UNIQUE VALUE PROPOSITION TO CLIENTS
A MUCH BETTER EXPERIENCE
BUYERS
Great UI/UX search capabilities accompanied with a superior service, standardized and transparent.
SELLERS
Excellent property data analytics that help price right and sell fast with a continued service and transparency.

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Financials

We plan to use the proceeds of fund raising to open 2 new cities and continue to differentiate our technology from the market .

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

Home61's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form D on October 10, 2017
- Form C on October 10, 2017
- Form C/A on October 19, 2017
- Form C/A on December 28, 2017

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.